Exhibit 4.13

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

As of December 31, 2020, The Hartford Financial Services Group, Inc. (the “Company”) had four classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (1) Common Stock, par value $0.01 per share; (2) 6.10% Notes due 2041; (3) 7.875% Junior Subordinated Debentures due 2042; and (4) Depositary Shares Each Representing a 1/1,000th Interest in a Share of 6.000% Non-Cumulative Preferred Stock, Series G, par value $0.01 per share. Unless otherwise indicated, or the context otherwise requires, references in this prospectus to the “Company,” “we,” “us” and “our” or similar terms are to The Hartford Financial Services Group, Inc. and not to any of its subsidiaries and references to the “The Hartford” are to The Hartford Financial Services Group, Inc. and its subsidiaries, collectively.

Description of Common Stock

The following description of our Common Stock, par value $0.01 per share (“Common Stock”), is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and our Amended and Restated By-Laws (the “By-Laws”), each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.13 is a part. We encourage you to read our Certificate of Incorporation, our By-Laws and General Corporation Law of the State of Delaware (the “DGCL”) for additional information.

Authorized Shares

Under our Certificate of Incorporation, we have the authority to issue 1,500,000,000 shares of Common Stock, with a par value of $0.01 per share.

Dividend Rights

    The holders of our Common Stock are entitled to receive dividends when, as, and if declared by our board of directors out of legally available funds, subject to the rights of any then outstanding preferred stock created by our board of directors.

No Preemptive and/or Other Similar Rights

Holders of our Common Stock have no preference, conversion, exchange, sinking fund or redemption rights, are not entitled to any preemptive rights by virtue of their status as stockholders and that status does not entitle them to purchase their pro rata share of any offering of shares of any class or series, and generally have no appraisal rights except in certain limited transactions. Under Delaware law, our stockholders generally are not liable for our debts or obligations.

Voting rights

Holders of our Common Stock are entitled to one vote per share on all matters voted on by our stockholders. Our Common Stock does not have cumulative voting rights. In addition, the holders of outstanding shares of Common Stock shall have and possess the exclusive right to notice of stockholders’ meetings and the exclusive power to vote.

Liquidation rights

Upon any liquidation, dissolution or winding up of, whether voluntary or involuntary, and after any holders of preferred stock then outstanding shall have been paid in full in cash the amounts to which they respectively shall be entitled or a sum sufficient for such payment in full shall have been set aside, the remaining net assets of the Company shall be distributed pro rata to the holders of the Common Stock in accordance with their respective rights and interest, to the exclusion of any holders of our preferred stock then outstanding.

Certain Anti-Takeover Effects

Certain provisions of the DGCL and our Certificate of Incorporation and By-Laws contain provisions that could have certain anti-takeover effects and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, as discussed below:

Authorized But Unissued Shares - Our board of directors has the authority, without the approval of our stockholders, to cause our preferred stock to be issued in one or more classes or series, or both, with the numbers of shares of each class or series and the provisions, designations, powers, preferences and relative, participating, optional and other special rights and the qualifications, limitations or restrictions thereof, of each class or series to be determined by it.

No Action by Written Consent or Special Meeting - Our Certificate of Incorporation and By-Laws provide that stockholder action can be taken only at an annual or special meeting and cannot be taken by written consent. Our Certificate of Incorporation and By-Laws also provide that special meetings of stockholders can be called by the chairman of our board of directors or by a vote of the majority of the entire board of directors. In addition, our By-Laws provide that only such business as is specified in the notice of any special meeting of stockholders may come before the meeting.

Advance Notice Requirements - Our Bylaws establish an advance notice procedure for stockholders seeking to nominate candidates for election to the board of directors or for proposing matters which can be acted upon at stockholders’ meetings.

Number of Directors; Filling of Vacancies - Our By-Laws provide that the number of directors that constitute our board of directors may be set from time to time by resolution adopted by a majority of the entire board of directors, but that such number shall not be less than three nor more than twenty-five. In addition, newly created directorships resulting from any increase in the authorized number of directors, or any vacancy, may be filled by a vote of a majority of directors then in office

No Cumulative Voting - Holders of our Common Stock are entitled to one vote for each share of Common Stock and do not have any right to cumulate votes in the election of directors.

Delaware Business Combination Statute - As a Delaware corporation, we are subject to Section 203 of the DGCL. In general, Section 203 of the DGCL provides that we may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that such stockholder becomes an interested stockholder unless:

•the transaction or the business combination that results in a person becoming an interested stockholder is approved by the board of directors of the corporation before the person becomes an interested stockholder;
•upon consummation of the transaction that results in the stockholder becoming an interested stockholder, the interested stockholder owns 85% or more of the voting stock of the corporation outstanding at the time the transaction commenced, excluding, for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers and shares owned by certain employee stock plans, or
•on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation’s board of directors and by holders of at least two-thirds of the corporation’s outstanding voting stock, excluding shares owned by the interested stockholder, at a meeting of stockholders.

Under Section 203, an “interested stockholder” is defined as any person (or the affiliates or associates of such person), other than the corporation and any direct or indirect majority-owned subsidiary that is:

•the owner of 15% or more of the outstanding voting stock of the corporation, or
•an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether the person is an interested stockholder.

Listing

Our Common Stock is listed on the New York Stock Exchange, or the NYSE, under the symbol “HIG.”

Description of Notes

The following description of our 6.10% Notes due 2041 (the “Notes”) is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to the indenture, dated as of March 9, 2004, between the

Company and JPMorgan Chase Bank, N.A., as trustee (the “2004 Indenture”), which is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.13 is a part.

We encourage you to read the above referenced 2004 Indenture, for additional information.

General

The Notes were issued under the 2004 Indenture, which provides that debt securities may be issued under the 2004 Indenture from time to time in one or more series. The 2004 Indenture and the Notes are governed by, and construed in accordance with, the laws of the State of New York. The 2004 Indenture does not limit the amount of debt securities that we may issue under that 2004 Indenture. Subject to certain tax limitations, we may, without the consent of any holders of any of the Notes, re-open this series of Notes on terms identical in all respects to the outstanding Notes (except the date of issuance, the date interest begins to accrue and, in certain circumstances, the first interest payment date), so that such additional notes of the Company shall be consolidated with, form a single issue with and increase the aggregate principal amount of the Notes.

Maturity, Interest and Principal

The Notes were initially issued with an aggregate principal amount of $408,774,000. The Notes will mature on October 1, 2041. The Notes bear interest from October 10, 2006 at a fixed interest rate of 6.10% per annum. We pay interest semi-annually in arrears on April 1 and October 1 of each year, having commenced on April 1, 2007, to the record holders at the close of business on the preceding March 15 or September 15 (whether or not a business day). Interest is computed on the basis of a 360-day year consisting of twelve 30-day months.
Optional Redemption

    We may redeem the Notes at our option, in whole or in part, at any time and from time to time, at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed; or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the then current Treasury Rate (as defined in the 2004 Indenture) plus 20 basis points. In addition, we will pay accrued and unpaid interest to the date of redemption.

    The Notes are not redeemable at the option of the holder prior to maturity and do not benefit from any sinking fund.

Defeasance and Covenant Defeasance

The 2004 Indenture provides that we may discharge all of our obligations, other than as to transfers and exchanges and certain other specified obligations, under the Notes at any time. This procedure is referred to as “defeasance.” In addition, we may also be released from our obligations subject to the “Limitation upon Liens” and “Consolidation, Merger and Sale of Assets” (described in the sections below) and from certain other obligations, including obligations imposed by supplemental indentures with respect to the Notes, if any, and elect not to comply with those sections and obligations without creating an event of default. This second procedure is referred to as “covenant defeasance.”

Defeasance or covenant defeasance, will be conditioned upon, among other things, on our irrevocable deposit with the trustee money or United States government obligations or a combination thereof, as trust funds in an amount certified to be sufficient to pay and discharge on the respective stated maturities, the principal of and any premium and interest on, all outstanding debt securities of that series.

Limitations upon Liens

With certain exceptions as set forth below, the 2004 Indenture provides that neither we nor our restricted subsidiaries may create, incur, assume or permit to exist any lien, except liens created, incurred, assumed or existing prior to the execution date of the 2004 Indenture, on, any property or assets (including the capital stock of any restricted subsidiary) now owned or hereafter acquired by it, or sell or transfer or create any lien on any income or revenues or rights in respect thereof.

General Exceptions

The restriction on our and our restricted subsidiaries’ ability to create, incur, assume or permit to exist liens will not apply to:

•liens on any property or asset acquired, constructed or improved by us or any of our restricted subsidiaries subsequent to the execution of the 2004 Indenture which are created or assumed to secure or provide for the payment of any part of the purchase price of such property or asset or the cost of such construction or improvement, or any mortgage, pledge, lien, security interest or other encumbrance on any lien on any such property or asset existing at the time of acquisition thereof; provided, however, that such lien shall not extend to any other property owned by us or any of our restricted subsidiaries;
•liens existing upon any property or asset of a company which is merged with or into or is consolidated into, or substantially all the assets or shares of capital stock of which are acquired by, us or any of our restricted subsidiaries, at the time of such merger, consolidation or acquisition; provided that such lien does not extend to any other property or asset, other than improvements to the property or asset subject to such lien;
•any pledge or deposit to secure payment of workers’ compensation or insurance premiums, or in connection with tenders, bids, contracts (other than contracts for the payment of money) or leases;
•any pledge of, or other lien upon, any assets as security for the payment of any tax, assessment or other similar charge by any governmental authority or public body, or as security required by law or governmental regulation as a condition to the transaction of any business or the exercise of any privilege or right;
•liens necessary to secure a stay of any legal or equitable process in a proceeding to enforce a liability or obligation contested in good faith by us or any of our restricted subsidiaries or required in connection with the institution by us or any of our restricted subsidiaries of any legal or equitable proceeding to enforce a right or to obtain a remedy claimed in good faith by us or any of our restricted subsidiaries, or required in connection with any order or decree in any such proceeding or in connection with any contest of any tax or other governmental charge; or the making of any deposit with or the giving of any form of security to any governmental agency or any body created or approved by law or governmental regulation in order to entitle us or any of our restricted subsidiaries to maintain self-insurance or to participate in any fund in connection with workers’ compensation, unemployment insurance, old age pensions or other social security or to share in any provisions or other benefits provided for companies participating in any such arrangement or for liability on insurance of credits or other risks;
•mechanics’, carriers’, workmen’s, repairmen’s, or other like liens, if arising in the ordinary course of business, in respect of obligations which are not overdue or liability which is being contested in good faith by appropriate proceedings;
•liens on property in favor of the United States, or of any agency, department or other instrumentality thereof, to secure partial, progress or advance payments pursuant to the provisions of any contract;
•liens securing indebtedness of any of our restricted subsidiaries to us or to another restricted subsidiary; provided that in the case of any sale or other disposition of such indebtedness by us or such restricted subsidiary, such sale or other disposition shall be deemed to constitute the creation of another lien not permitted by this clause;
•liens affecting our or any of our restricted subsidiaries’ property securing indebtedness of the United States or a state thereof (or any instrumentality or agency of either thereof) issued in connection with a pollution control or abatement program required in our opinion to meet environmental criteria with respect to our or any of our restricted subsidiaries’ operations and the proceeds of which indebtedness have financed the cost of acquisition of such program; or
•the renewal, extension, replacement or refunding of any mortgage, pledge, lien, deposit, charge or other encumbrance, permitted as specified above; provided that in each case such amount outstanding at that time shall not be increased.

Exceptions for Specified Amount of Indebtedness

In addition, we and one or more of our restricted subsidiaries may create, incur, assume or permit to exist any lien which would otherwise be subject to the above restrictions, provided that immediately after the creation or assumption of such lien, the total of the aggregate principal amount of our and our restricted subsidiaries’ indebtedness (not including any liens incurred pursuant to the exceptions described above under “General Exceptions”) secured by such liens shall not exceed an amount equal to 10% of our consolidated net tangible assets.

Consolidation, Merger and Sale of Assets

We will not consolidate with or merge into any other person or convey, transfer or lease our assets substantially as an entirety to any person, and no person may consolidate with or merge into us, unless:
•we will be the surviving company in any merger or consolidation,
•if we consolidate with or merge into another person or convey, transfer or lease our assets substantially as an entirety to any person, the successor person is an entity organized and validly existing under the laws of the United States of America or any state thereof or the District of Columbia, and the successor entity expressly assumes our obligations relating to the Notes,

•immediately after giving effect to the consolidation, merger, conveyance or transfer, there exists no event of default, and no event which, after notice or lapse of time or both, would become an event of default, and
•other conditions described in the 2004 Indenture are met.
This covenant would not apply to the direct or indirect conveyance, transfer or lease of all or any portion of the stock, assets or liabilities of any of our wholly owned subsidiaries to us or to our other wholly owned subsidiaries. In addition, this covenant would not apply to any recapitalization transaction, a change of control of the Company or a highly leveraged transaction unless such transaction or change of control were structured to include a merger or consolidation by us or the conveyance, transfer or lease of our assets substantially as an entirety.

Events of Default

Under the terms of the 2004 Indenture, each of the following constitutes an event of default for the Notes:

•default for 30 days in the payment of any interest when due;
•default in the payment of principal, or premium, if any, when due;
•default in the performance, or breach, of any covenant or warranty in the 2004 Indenture for 60 days after written notice;
•certain events of bankruptcy, insolvency or reorganization, or
•any other event of default described in the applicable board resolution or supplemental indenture, if any, under which the Notes are issued.

    We are required to furnish the trustee annually with a certificate as to the fulfillment of our obligations under the 2004 Indenture. The 2004 Indenture provides that the trustee may withhold notice to holders of the Notes of any default, except in respect of the payment of principal or interest on the Notes, if it considers it in the interests of the holders of such Notes to do so.
Effect of an Event of Default

If an event of default exists (other than an event of default with respect to the Notes in the case of certain events of bankruptcy), the trustee or the holders of not less than 25% in aggregate principal amount of outstanding Notes may declare the principal amount of the Notes to be due and payable immediately, by a notice in writing to us, and to the trustee if given by holders. Upon that declaration the principal amount will become immediately due and payable. However, at any time after a declaration of acceleration of outstanding Notes has been made, but before a judgment or decree for payment of the money due has been obtained, the holders of not less than a majority in aggregate principal amount of the Notes may, subject to conditions specified in the 2004 Indenture, rescind and annul that declaration.
If an event of default in the case of certain events of bankruptcy exists, the principal amount of all Notes outstanding under the 2004 Indenture shall automatically, and without any declaration or other action on the part of the trustee or any holder of such outstanding Notes, become immediately due and payable.
Subject to the provisions of the 2004 Indenture relating to the duties of the trustee, if an event of default then exists, the trustee will be under no obligation to exercise any of its rights or powers under the 2004 Indenture (other than the payment of any amounts on the Notes furnished to it pursuant to the 2004 Indenture) at a holder’s (or any other person’s) request, order or direction, unless the trustee has been offered reasonable security or indemnity against fees, advance costs, expense and liabilities which it might incur in connection with the exercise of such rights and powers. Subject to the provisions for the security or indemnification of the trustee, the holders of a majority in aggregate principal amount of the Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee in connection with the Notes.

Modification and Waiver

Modification

We and the trustee may modify and amend the 2004 Indenture with the consent of the holders of a majority in aggregate principal amount of the Notes. However, no modification or amendment may, without the consent of the holder of each of the outstanding Notes:

•change the stated maturity of the principal of, or any installment of interest payable on, any outstanding Notes;

•reduce the principal amount of, or the rate of interest on or any premium payable upon the redemption of, or the amount of principal of an original issue discount security that would be due and payable upon a redemption or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of, any outstanding Notes;
•change the place of payment, or the coin or currency in which any outstanding Notes or the interest on any outstanding Notes is payable;
•impair a holder’s right to institute suit for the enforcement of any payment on any outstanding Notes on or after the stated maturity or redemption date;
•reduce the percentage of the holders of outstanding Notes necessary to modify or amend the 2004 Indenture, waive compliance with certain provisions of the 2004 Indenture or certain defaults and consequences of such defaults or to reduce the quorum or voting requirements set forth in the 2004 Indenture; or
•modify any of these provisions or any of the provisions relating to the collection of indebtedness in an event of default, the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of all of the holders of the Notes affected by such provisions.

Waiver

The holders of a majority in aggregate principal amount of the outstanding Notes may, on behalf of the holders of all the Notes, waive compliance by us with certain restrictive covenants of the 2004 Indenture.

The holders of not less than a majority in aggregate principal amount of the outstanding Notes may, on behalf of the holders of the Notes, generally waive any past default under the 2004 Indenture relating to the Notes and the consequences of such default. However, a default in the payment of the principal of, or premium, if any, or any interest on, any of the Notes or relating to a covenant or provision which, under the 2004 Indenture relating to the Notes cannot, be modified or amended without the consent of the holder of each outstanding Note affected, cannot be so waived.

Ranking

The Notes are our unsecured senior indebtedness and rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding.

Trustee

The trustee under the 2004 Indenture is JPMorgan Chase Bank, N.A. and has all the duties and responsibilities of an indenture trustee specified in the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The trustee is not required to expend or risk its own funds or otherwise incur financial liability in performing its duties or exercising its rights and powers if it reasonably believes that it is not reasonably assured of repayment or adequate indemnity.

The trustee acts as depositary for funds of, makes loans to, and performs other services for, us and our subsidiaries in the normal course of business.

Description of Junior Subordinated Debentures

The following description of our 7.875% Fixed-To-Floating Rate Junior Subordinated Debentures due 2042 (“Debentures”) is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to the indenture, dated as of June 6, 2008, between the Company and The Bank of New York Mellon Trust Company, N.A., (formerly known as The Bank of New York Trust Company, N.A.), as trustee, as supplemented by a Third Supplemental Indenture, dated April 5, 2012, between the Company and The Bank of New York Mellon Trust Company, as trustee (collectively, the “2012 Indenture”), which are incorporated by reference as exhibits to the Annual Report on Form 10-K of which this Exhibit 4.13 is a part.

We encourage you to read the above referenced indenture, for additional information.

General

The Debentures were issued under the 2012 Indenture, which provides that Debentures may be issued under the 2012 Indenture from time to time in one or more series. The 2012 Indenture and the Debentures are governed by, and construed in accordance with, the laws of the State of New York. The 2012 Indenture does not limit the amount of Debentures that we may issue under 2012 Indenture. Subject to certain tax limitations, we may, without the consent of any holders of any of Debentures re-open this series of Debentures on terms identical in all respects to the outstanding Debentures (except the date of issuance, the date interest begins to accrue and, in certain circumstances, the first interest payment date), so that such additional Debentures of the Company shall be consolidated with, form a single issue with and increase the aggregate principal amount of the Debentures.

Maturity, Interest and Principal

The Debentures were initially issued with aggregate principal amount of $600,000,000. The Debentures will mature on April 15, 2042 (or if such day is not a business day, the following business day). The Debentures were issued in minimum denominations of $25.00 and integral multiples of $25.00 thereafter. The Debentures are unsecured, subordinated debt instruments, and commenced bearing interest on April 5, 2012 and continue to but excluding April 15, 2022 at an annual rate of 7.875%, payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, having commenced on July 15, 2012, to and including April 15, 2022. Commencing on April 15, 2022 the Debentures will bear interest at an annual rate equal to three-month LIBOR, reset quarterly, plus 5.596%, payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, commencing on July 15, 2022. So long as no event of default with respect to the Debentures has occurred and is continuing, we have the right, on one or more occasions, to defer the payment of interest. The Debentures are not redeemable at the option of the holder prior to maturity and do not benefit from any sinking fund.

Option to Defer Interest Payments

So long as no event of default with respect to the Debentures has occurred and is continuing, we may, on one or more occasions, defer interest payments on the Debentures for one or more interest periods (each, a “deferral period”) of up to ten consecutive years without giving rise to an event of default under the terms of the Debentures. A deferral of interest payments cannot extend, however, beyond the maturity date or the earlier acceleration or redemption of the Debentures. During a deferral period, interest will continue to accrue on the Debentures, and deferred interest payments will accrue additional interest at the then applicable interest rate on the Debentures, compounded quarterly as of each interest payment date to the extent permitted by applicable law. No interest otherwise due during a deferral period will be due and payable on the Debentures until the end of such deferral period except upon an acceleration or redemption of the Debentures during such deferral period.

At the end of ten years following the commencement of a deferral period, we must pay all accrued and unpaid deferred interest, including compounded interest, and our failure to pay all accrued and unpaid deferred interest, including compounded interest, for a period of 30 days after the conclusion of such ten-year period will result in an event of default giving rise to a right of acceleration. If, at the end of any deferral period, we have paid all deferred interest due on the Debentures, including compounded interest, we can again defer interest payments on the Debentures as described above.

We will provide to the trustee and the holders of Debentures written notice of any deferral of interest at least one and not more than 60 business days prior to the applicable interest payment date. In addition, our failure to pay interest on the Debentures on any interest payment date will itself constitute the commencement of a deferral period unless we pay such interest within five business days after any such interest payment date, whether or not we provide a notice of deferral. We have no present intention of exercising our right to defer payments of interest.

Certain limitations during a deferral period

After the commencement of a deferral period until we have paid all accrued and unpaid interest on the Debentures, we will agree not to, and not to permit any of our subsidiaries to:

•declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of our capital stock other than:

◦purchases, redemptions or other acquisitions of our Common Stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants;
◦purchases of our Common Stock pursuant to a contractually binding requirement to buy Common Stock entered into prior to the beginning of the related deferral period, including under a contractually binding stock repurchase plan;
◦as a result of any exchange, redemption or conversion of any class or series of our capital stock (or any capital stock of one of our subsidiaries) for any class or series of our capital stock or of any class or series of our indebtedness for any class or series of our capital stock;

◦the purchase of or payment of cash in lieu of fractional interests in our capital stock in accordance with the conversion or exchange provisions of such capital stock or the security being converted or exchanged; or
◦the redemption or repurchase of rights in accordance with any stockholders’ rights plan;

•make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any of our debt securities or guarantees that rank equally with the Debentures (“parity securities”) or junior to the Debentures other than any payment of principal on parity securities necessary to avoid a breach of the instrument governing such parity securities.

Optional Redemption

We may, at our option, redeem the Debentures in $25.00 increments:

•in whole or in part from time to time on or after April 15, 2022, at a redemption price equal to their principal amount plus accrued and unpaid interest to but excluding the date of redemption; provided that if the Debentures are not redeemed in whole, at least $25 million aggregate principal amount of the Debentures must remain outstanding after giving effect to such redemption; or
•in whole, but not in part, at any time prior to April 15, 2022, within 90 days of the occurrence of a tax event or rating agency event at a redemption price equal to their principal amount or, if greater, the make-whole redemption amount described below, in each case, plus accrued and unpaid interest to but excluding the date of redemption.

“Make-whole redemption amount” means, with respect to any principal amount of any Debentures to be redeemed, the sum, as determined by the premium calculation agent, of the present value of the outstanding principal (discounted from April 15, 2022 to but excluding the redemption date) and remaining scheduled payments of interest that would have been payable from the redemption date to and including April 15, 2022 (discounted from their respective interest payment dates to but excluding the redemption date) on the Debentures to be redeemed (not including any portion of such payments of interest accrued and unpaid to but excluding the date of redemption) computed on the basis of a 360-day year consisting of twelve 30 day months at a discount rate equal to the treasury rate plus a spread of 0.700%.

Ranking

The payment of the principal of and interest on the Debentures is expressly subordinated, to the extent and in the manner set forth in the 2012 Indenture, to the prior payment in full of all of our senior indebtedness.

Subject to the qualifications described below, the term senior indebtedness is defined in the 2012 Indenture to include principal of, premium, if any, and interest on, and any other payment due pursuant to any of the following, whether incurred prior to, on or after the date hereof:

•all of our obligations (other than obligations pursuant to the 2012 Indenture and the Debentures) for money borrowed;
•all of our obligations evidenced by notes, debentures, bonds or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses and including all other debt securities issued by us to any trust or a trustee of such trust, or to a partnership or other affiliate that acts as a financing vehicle for us, in connection with the issuance of securities by such vehicles;
•all of our obligations under leases required or permitted to be capitalized under generally accepted accounting principles;
•all of our reimbursement obligations with respect to letters of credit, bankers’ acceptances or similar facilities issued for our account;
•all of our obligations issued or assumed as the deferred purchase price of property or services, including all obligations under master lease transactions pursuant to which we or any of our subsidiaries have agreed to be treated as owner of the subject property for federal income tax purposes (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business);
•all of our payment obligations under interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements at the time of determination, including any such obligations we incurred solely to act as a hedge against increases in interest rates that may occur under the terms of other outstanding variable or floating rate indebtedness of ours;
•all obligations of the types referred to in the preceding bullet points of another person and all dividends of another person the payment of which, in either case, we have assumed or guaranteed or for which we are responsible or liable, directly or indirectly, jointly or severally, as obligor, guarantor or otherwise;

•all compensation, reimbursement and indemnification obligations of ours to the trustee pursuant to the 2012 Indenture; and
•all amendments, modifications, renewals, extensions, refinancings, replacements and refundings of any of the above types of indebtedness.

The Debentures rank senior to all of our equity securities.

The senior indebtedness will continue to be senior indebtedness and entitled to the benefits of the subordination provisions of the 2012 Indenture irrespective of any amendment, modification or waiver of any term of the senior indebtedness or extension or renewal of the senior indebtedness. Notwithstanding anything to the contrary in the foregoing, senior indebtedness will not include (1) indebtedness incurred for the purchase of goods, materials or property, or for services obtained in the ordinary course of business or for other liabilities arising in the ordinary course of business (i.e., trade accounts payable), (2) any indebtedness which by its terms expressly provides that it is not senior to the Debentures, (3) any of our indebtedness owed to a person who is our subsidiary or employee, or (4) our Income Capital Obligation Notes due 2067 (the “ICON Securities”), which, in each case, will (unless it is by its terms subordinated to the Debentures) rank equally, subject to the provisions described above under “- Option to Defer Interest Payments - Certain limitations during a deferral period” with the Debentures.

All liabilities of our subsidiaries, including their trade accounts payable and other liabilities arising in the ordinary course of business (including obligations to policyholders), are effectively senior to the Debentures to the extent of the assets of such subsidiaries, as we are a holding company. Because we are a holding company, we rely primarily on dividends and other payments from our direct and indirect subsidiaries, which are generally regulated insurance companies, to pay interest and principal on our outstanding debt obligations. Regulatory rules may restrict our ability to withdraw capital from our subsidiaries by dividends, loans or other means.

If certain events in bankruptcy, insolvency or reorganization occur, we will first pay all senior indebtedness, including any interest accrued after the events occur, in full before we make any payment or distribution, whether in cash, securities or other property, on account of the principal of or interest on the Debentures. In such an event, we will pay or deliver directly to the holders of senior indebtedness, any payment or distribution otherwise payable or deliverable to holders of the Debentures. We will make the payments to the holders of senior indebtedness according to priorities existing among those holders until we have paid all senior indebtedness, including accrued interest, in full.

If such events of bankruptcy, insolvency or reorganization occur, after we have paid in full all amounts owed on senior indebtedness, the holders of Debentures together with the holders of any of our other obligations that rank equally with the Debentures will be entitled to receive from our remaining assets any principal, premium or interest due at that time on the Debentures and such other obligations before we make any payment or other distribution on account of any of our capital stock or obligations ranking junior to the Debentures.

If we violate the 2012 Indenture by making a payment or distribution to holders of the Debentures before we have paid all the senior indebtedness in full, then such holders of the Debentures will have to pay or transfer the payments or distributions to the trustee in bankruptcy, receiver, liquidating trustee or other person distributing our assets for payment of the senior indebtedness.

Because of the subordination provisions of the 2012 Indenture, if we become insolvent, holders of senior indebtedness may receive more, ratably, and holders of the Debentures having a claim pursuant to those securities may receive less, ratably, than our other creditors. This type of subordination will not prevent an event of default from occurring under the 2012 Indenture in connection with the Debentures.

The Debentures do not limit our or our subsidiaries’ ability to incur additional debt, including debt that ranks senior to the Debentures. At December 31, 2020, indebtedness of the Company that would rank senior to the Debentures totaled approximately $3.4 billion. In addition, the Debentures are effectively subordinated to all of our subsidiaries’ existing and future indebtedness and other liabilities, including obligations to policyholders.

Consolidation, Merger and Sale of Assets

We will not consolidate with or merge into any other person or convey, transfer or lease our assets substantially as an entirety to any person, and no person may consolidate with or merge into us, unless we will be the surviving company in any merger or consolidation, or:

•if we consolidate with or merge into another person or convey or transfer our assets substantially as an entirety to any person, the successor person is a corporation, partnership, trust or limited liability company, organized and validly existing under the laws of the United States or any state thereof or the District of Columbia, and the successor entity expressly assumes our obligations relating to the Debentures, and
•immediately after giving effect to the consolidation, merger, conveyance or transfer, there exists no event of default, and no event which, after notice or lapse of time or both, would become an event of default, and
•other conditions described in the 2012 Indenture are met.

This covenant does not apply to the direct or indirect conveyance, transfer or lease of all or any portion of the stock, assets or liabilities of any of our wholly owned subsidiaries to us or to our other wholly owned subsidiaries. In addition, this covenant does not apply to any recapitalization transaction, a change of control of the Company or a highly leveraged transaction unless such transaction or change of control is structured to include a merger or consolidation by us or the conveyance, transfer or lease of our assets substantially as an entirety.

Defeasance and Covenant Defeasance

The 2012 Indenture provides that we may discharge all of our obligations, other than as to transfers and exchanges and certain other specified obligations, under the Debentures at any time, and that we may also be released from our obligations described above under “Consolidation, Merger and Sale of Assets” and from certain other obligations, including obligations imposed by supplemental indentures with respect to the Debentures, if any, and elect not to comply with those sections and obligations without creating an event of default. Discharge under the first procedure is called “defeasance” and under the second procedure is called “covenant defeasance.” Defeasance or covenant defeasance, will be conditioned upon, among other things, on our irrevocable deposit with the trustee money or United States government obligations or a combination thereof, as trust funds in an amount certified to be sufficient to pay and discharge on the respective stated maturities, the principal of and any premium and interest on, all outstanding Debentures.

Events of Default

The 2012 Indenture provides that any one or more of the following events with respect to the Debentures that has occurred and is continuing constitutes an event of default:

•the failure to pay interest in full, including compounded interest, on any Debenture for a period of 30 days after the conclusion of a ten-year period following the commencement of any deferral period or on the maturity date;
•the failure to pay principal of or premium, if any, on any Debenture on the maturity date or upon redemption; or
•certain events of our bankruptcy, insolvency or receivership.

If an event of default under 2012 Indenture arising from a default in the payment of interest, principal or premium has occurred and is continuing, the trustee or the holders of at least 25% in outstanding principal amount of the Debentures will have the right to declare the principal of and accrued but unpaid interest on the Debentures to be due and payable immediately. If an event of default under the 2012 Indenture arising from an event of our bankruptcy, insolvency or receivership has occurred, the principal of and accrued but unpaid interest on the Debentures will automatically, and without any declaration or other action on the part of the trustee or any holder of Debentures, become immediately due and payable. In case of any default that is not an event of default, there is no right to declare the principal amount of and accrued but unpaid interest on the Debentures immediately payable.

In cases specified in the 2012 Indenture the holders of a majority in principal amount of the Debentures may waive any default on behalf of all holders of the Debentures, except a default in the payment of principal or interest or a default in the performance of a covenant or provision of the 2012 Indenture which cannot be modified without the consent of each holder. We are required to file annually with the trustee a certificate as to whether or not we are in compliance with all the conditions and covenants applicable to us under the 2012 Indenture.

Within 90 days after actual knowledge by a responsible officer of the trustee of the occurrence of any default (the term “default” to include the events specified above without grace or notice) with respect to the Debentures, the trustee shall transmit by mail to all holders of Debentures, notice of such default unless such default shall have been cured or waived; provided, however, that, except in the case of a default in the payment of the principal of or interest on any Debentures, the trustee shall be protected in withholding such notice if and so long as the board of directors, the executive committee or a trust committee of directors and/or responsible officers of the trustee in good faith determines that the withholding of such notice is in the interests of the holders of the Debentures.

The holders of a majority of the aggregate outstanding principal amount of the Debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee with respect to the Debentures.

Modification and Waiver

Modification

We and trustee may, without the consent of the holders of Debentures, amend, waive or supplement 2012 Indenture for specified purposes, including, among other things, curing ambiguities, defects or inconsistencies. However, no action may adversely affect in any material respect the interests of holders of the Debentures. We may also amend the 2012 Indenture to maintain the qualification of the 2012 Indenture under the Trust Indenture Act.

We and the indenture trustee may modify and amend 2012 Indenture, with the consent of the holders of not less than a majority in principal amount of the Debentures. However, no modification or amendment may, without the consent of the holder of each Debenture affected:

•change the stated maturity of the principal of, or any installment of interest, including additional interest, if any, payable on, the Debentures, except as permitted under 2012 Indenture,
•reduce the principal amount of, or the rate of interest on or any premium payable upon the redemption of, the Debentures, except as permitted under the 2012 Indenture,
•reduce the amount of principal of an original issue discount security that would be due and payable upon a redemption or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of, any outstanding Debentures,
•change the place of payment, or the coin or currency in which any outstanding Debentures or the interest on any Debentures is payable,
•impair a holder’s right to institute suit for the enforcement of any payment on any outstanding Debentures after the stated maturity or redemption date,
•reduce the percentage of principal amount of outstanding Debentures, the holders of which are necessary to modify or amend the 2012 Indenture, to waive compliance with certain provisions of the 2012 Indenture or certain defaults and consequences of such defaults,
•modify any of the above provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of all of the holders of the Debentures affected, or
•modify the provisions with respect to the subordination of outstanding Debentures in a manner materially adverse to the holders of such outstanding Debentures.

In addition, we and the trustee may execute, without the consent of Holders of the Debentures, any supplemental indenture for the purpose of creating any new series of Debentures.

Waiver

The holders of a majority in aggregate principal amount of the outstanding Debentures may, on behalf of the holders of all Debentures, waive compliance by us with certain restrictive covenants of the Debentures.

The holders of not less than a majority in aggregate principal amount of the outstanding Debentures may, on behalf of the holders, generally waive any past default under the 2012 Indenture relating to the Debentures and the consequences of such default. However, no such waiver may occur for a default in the payment of the principal of, or premium, if any, or any interest, including additional interest, if any, on any Debentures or relating to a covenant or provision which under the 2012 Indenture relating to the Debentures cannot be modified or amended without the consent of the holder of each outstanding Debentures affected.

Trustee

     The trustee under the 2012 Indenture is The Bank of New York Mellon Trust Company, N.A. and has all the duties and responsibilities of an indenture trustee specified in the Trust Indenture Act. The trustee is not required to expend or risk its own funds or otherwise incur financial liability in performing its duties or exercising its rights and powers if it reasonably believes that it is not reasonably assured of repayment or adequate indemnity.

    The trustee acts as depositary for funds of, makes loans to, and performs other services for, us and our subsidiaries in the normal course of business.

Description of Depositary Shares

The following description of our Depositary Shares (the “Depositary Shares”), each representing a 1/1,000th Interest in a Share of 6.000% Non-Cumulative Preferred Stock, Series G (the “Series G Preferred Stock”), is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to the Deposit Agreement, dated as of November 6, 2018 (the “Deposit Agreement”), between the Company and Computershare Inc. and Computershare Trust Company, N.A. (the “Depositary), which is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.13 is a part.

We encourage you to read the above referenced Deposit Agreement for additional information.

Dividends and Other Distributions

The Depositary will distribute any cash dividends or other cash distributions received in respect of the deposited Series G Preferred Stock to the record holders of the Depositary Shares in proportion to the number of the Depositary Shares held by each holder on the relevant record date. The Depositary will distribute any property received by it other than cash to the record holders of the Depositary Shares entitled to those distributions, unless it determines that a distribution cannot be made proportionally among those holders or that it is not feasible to make such distribution. In that event, the Depositary may, with our approval, sell such property received by it and distribute the net proceeds from the sale to the holders of the Depositary Shares entitled to such distribution in proportion to the number of the Depositary Shares they hold.

Record dates for the payment of dividends and other matters relating to the Depositary Shares are the same as the corresponding record dates for the Series G Preferred Stock. In the event of any distribution other than in cash, the depositary will distribute property received by it to you based on instructions from us. The amounts distributed to holders of the Depositary Shares will be reduced by any amounts required to be withheld by the Depositary or by us on account of taxes or other governmental charges.

Redemption of the Depositary Shares

If we redeem the Series G Preferred Stock represented by the Depositary Shares, in whole or in part, a corresponding number of Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption of the Series G Preferred Stock held by the Depositary. The redemption price per Depositary Share will be equal to 1/1,000th of the redemption price per share payable with respect to the Series G Preferred Stock, plus an amount equal to any dividends thereon that, pursuant to the provisions of the Certificate of Designations, are payable upon redemption. Whenever we redeem shares of the Series G Preferred Stock held by the Depositary, the Depositary will redeem, as of the same redemption date, the number of the Depositary Shares representing shares of the Series G Preferred Stock so redeemed.

In case of any redemption of less than all of the outstanding Depositary Shares, the Depositary Shares to be redeemed will be selected by the Depositary either pro rata, or by lot (or, in the event the Depositary Shares are in the form of global depositary receipts, in accordance with the applicable procedures of DTC in compliance with then-applicable rules of the New York Stock Exchange). In any such case, the Depositary will redeem the Depositary Shares only in increments of 1,000 shares and any integral multiple thereof.

The Depositary will mail (or otherwise transmit by an authorized method) notice of redemption to holders of the Depositary Shares not less than 30, nor more than 60 days, prior to the date fixed for redemption of the Series G Preferred Stock and the Depositary Shares.

Voting of the Depositary Shares

When the Depositary receives notice of any meeting at which the holders of the Series G Preferred Stock are entitled to vote, the Depositary will mail (or otherwise transmit by an authorized method) the information contained in the notice to the record holders of the Depositary Shares. Each record holder of Depositary Shares on the record date, which will be the same date as the record date for the Series G Preferred Stock, may instruct the Depositary to vote the amount of the Series G Preferred Stock represented by the holder’s Depositary Shares. Although each Depositary Share is entitled to 1/1,000th of a vote, the Depositary can only vote whole shares of Series G Preferred Stock. To the extent possible, the Depositary will vote the amount of the Series G Preferred Stock represented by the Depositary Shares in accordance with the instructions it receives. We will agree to take all reasonable actions that the Depositary determines are necessary to enable the Depositary to vote as instructed. If the Depositary does not receive specific instructions from the holders of any Depositary Shares, it will not vote the amount of the Series G Preferred Stock represented by such Depositary Shares.

Description of Series G Preferred Stock

The following description of our Series G Preferred Stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Certificate of Incorporation and the Certificate of Designations creating the Series G Preferred Stock (the “Certificate of Designations”), which is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.13 is a part.

General

We have 50,000,000 shares of authorized preferred stock. Our board of directors is empowered, without the approval of our stockholders, to cause our preferred stock to be issued in one or more classes or series, or both, with the numbers of shares of each class or series and the provisions, designations, powers, preferences and relative, participating, optional and other special rights and the qualifications, limitations or restrictions thereof, of each class or series to be determined by it. The shares of Series G Preferred Stock represented by Depositary Shares are part of a single series of authorized preferred stock consisting of 13,800 shares. We may from time to time, without notice to or the consent of, holders of the Depositary Shares and the underlying Series G Preferred Stock, issue additional Series G Preferred Stock.

The Series G Preferred Stock rank senior to our junior stock (as defined in the Certificate of Designations) and equally with each other series of our preferred stock that we may issue (except for any senior series that may be issued with the requisite consent of the holders of the Series G Preferred Stock), with respect to the payment of dividends and distributions of assets upon liquidation, dissolution or winding-up of us. In addition, we will generally be able to pay dividends, any redemption price and distributions upon liquidation, dissolution or winding-up of us only out of lawfully available funds for such payment (i.e., after taking account of all indebtedness and other non-equity claims). The Series G Preferred Stock were fully paid and nonassessable when issued, which means that holders have paid their purchase price in full and that we may not ask them to surrender additional funds. Holders of the Series G Preferred Stock do not have preemptive or subscription rights to acquire more of our stock.

The Series G Preferred Stock are not convertible into, or exchangeable for, shares of any other class or series of stock or other securities of the Company. The Series G Preferred Stock has no stated maturity and are not subject to any sinking fund, retirement fund or purchase fund or other obligation of the Company to redeem, repurchase or retire the Series G Preferred Stock.

Dividends

Dividends on the Series G Preferred Stock are not mandatory. Holders of Series G Preferred Stock are entitled to receive, when, as and if declared by our board of directors (or a duly authorized committee of the board of directors), out of funds legally available for the payment of dividends, under Delaware law, non-cumulative cash dividends that accrue for the relevant dividend period from the date of original issue, quarterly in arrears on the 15th day of February, May, August and November of each year. If we issue additional shares of Series G Preferred Stock after the original issue date, dividends on such shares may accrue from the original issue date or any other date we specify at the time such additional shares are issued. Payment dates are subject to adjustment for business days.

A “dividend period” is the period from, and including, a dividend payment date to, but excluding, the next dividend payment date, except that the initial dividend period commenced on, and included, the original issue date of the Series G Preferred Stock and ended on, but excluded, the February 15, 2019 dividend payment date.

Dividends are payable to holders of record of the Series G Preferred Stock as they appear on our books on the applicable record date, which shall be the 15th calendar day before that dividend payment date or such other record date fixed by our board of directors (or a duly authorized committee of the board) that is not more than 60 nor less than 10 days prior to such dividend payment date (each, a “dividend record date”). Dividend record dates will apply regardless of whether a particular dividend record date is a business day.

Dividends payable on the Series G Preferred Stock are calculated on the basis of a 360-day year consisting of twelve 30-day months. If any dividend payment date is a day that is not a business day (as defined herein), then the dividend with respect to that dividend payment date will instead be paid on the immediately succeeding business day, without interest or other payment in respect of such delayed payment.

Dividends on the Series G Preferred Stock are not cumulative. Accordingly, if our board of directors (or a duly authorized committee of the board), does not declare a dividend on the Series G Preferred Stock payable in respect of any dividend period before the related dividend payment date, such dividend will not accrue, we will have no obligation to pay a dividend for that dividend period on the dividend payment date or at any future time, whether or not dividends on the Series G Preferred Stock are declared for any future dividend period, and no interest, or sum of money in lieu of interest, will be payable in respect of any dividend not so declared.

So long as any Series G Preferred Stock remains outstanding for any dividend period, unless the full dividends for the latest completed dividend period on all outstanding Series G Preferred Stock and parity stock have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside):

•no dividend shall be paid or declared on our Common Stock or any other shares of our junior stock (as defined below) (other than a dividend payable solely in shares of junior stock); and
•no Common Stock or other junior stock shall be purchased, redeemed or otherwise acquired for consideration by us, directly or indirectly (other than as a result of a reclassification of junior stock for or into other junior stock, or the exchange or conversion of one share of junior stock for or into another share of junior stock and other than through the use of the proceeds of a substantially contemporaneous sale of junior stock) during a dividend period.

 As used herein, “junior stock” means our Common Stock and any other class or series of our stock that ranks junior to the Series G Preferred Stock either as to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or as to the distribution of assets upon any liquidation, dissolution or winding-up of us.

As used herein, “parity stock” means any class or series of our stock that ranks equally with the Series G Preferred Stock in the payment of dividends (whether such dividends are cumulative or non-cumulative) and in the distribution of assets on any liquidation, dissolution or winding-up of The Hartford.
 We do not currently have any junior stock other than the Common Stock, any parity stock, or any senior preferred stock outstanding.

When dividends are not paid (or declared and a sum sufficient for payment thereof set aside) in full on any dividend payment date (or, in the case of parity stock having dividend payment dates different from the dividend payment dates pertaining to the Series G Preferred Stock, on a dividend payment date falling within the related dividend period for the Series G Preferred Stock) on the Series G Preferred Stock or any shares of parity stock, all dividends declared on the Series G Preferred Stock and all such parity stock and payable on such dividend payment date (or, in the case of parity stock having dividend payment dates different from the dividend payment dates pertaining to the Series G Preferred Stock, on a dividend payment date falling within the related dividend period for the Series G Preferred Stock) shall be declared pro rata so that the respective amounts of such dividends shall bear the same ratio to each other as all accrued but unpaid dividends per Series G Preferred Stock and all parity stock payable on such dividend payment date (or, in the case of parity stock having dividend payment dates different from the dividend payment dates pertaining to the Series G Preferred Stock, on a dividend payment date falling within the related dividend period for the Series G Preferred Stock) bear to each other.

Subject to the foregoing, dividends (payable in cash, stock or otherwise) as may be determined by our board of directors (or a duly authorized committee of the board) may be declared and paid on our Common Stock and any other junior stock from time to time out of any funds legally available for such payment, and the Series G Preferred Stock shall not be entitled to participate in any such dividend.

Dividends on the Series G Preferred Stock will not be declared, paid or set aside for payment if we fail to comply, or if such act would cause us to fail to comply, with applicable laws, rules and regulations (including, to the extent we become subject to regulation by a “capital regulator,” any applicable capital adequacy guidelines).

Liquidation Rights

Upon any voluntary or involuntary liquidation, dissolution or winding-up of The Hartford, holders of the Series G Preferred Stock and any parity stock are entitled to receive out of our assets available for distribution to stockholders, after satisfaction of liabilities to creditors, if any, before any distribution of assets is made to holders of Common Stock and any other junior stock, a liquidating distribution in the amount of $25,000 per share of Series G Preferred Stock (equivalent to $25.00 per Depositary Share), plus declared and unpaid dividends, without accumulation of any undeclared dividends. Holders of the Series G Preferred Stock will not be entitled to any other amounts from us after they have received their full liquidation preference (as defined below).

In any such distribution, if our assets are not sufficient to pay the liquidation preferences in full to all holders of the Series G Preferred Stock and all holders of any parity stock, the amounts paid to the holders of Series G Preferred Stock and to the holders of any parity stock will be paid pro rata in accordance with the respective aggregate liquidation preferences of those holders. In any such distribution, the “liquidation preference” of any holder of preferred stock means the amount payable to such holder in such distribution, including any declared but unpaid dividends (and any unpaid, accrued cumulative dividends in the case of any holder of stock (other than Series G Preferred Stock) on which dividends accrue on a cumulative basis). If the liquidation preference has been paid in full to all holders of the Series G Preferred Stock and any holders of parity stock, the holders of our other stock shall be entitled to receive all remaining assets of the Company according to their respective rights and preferences.

For purposes of this section, our merger or consolidation with any other entity, including a merger or consolidation in which the holders of the Series G Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange of all or substantially all of our assets for cash, securities or other property shall not constitute a liquidation, dissolution or winding-up of us.

Optional Redemption

The Series G Preferred Stock is not subject to any mandatory redemption, sinking fund, retirement fund, purchase fund or other similar provisions. We may redeem the Series G Preferred Stock at our option:

•in whole but not in part, at any time prior to November 15, 2023, within 90 days after the occurrence of a “rating agency event,” at a redemption price equal to $25,500 per share of Series G Preferred Stock (equivalent to $25.50 per Depositary Share), plus (except as provided below) an amount equal to any dividends per share that have accrued but not been declared and paid for the then-current dividend period to, but excluding, the redemption date; or
•(i) in whole but not in part, at any time prior to November 15, 2023, within 90 days after the occurrence of a “regulatory capital event,” or (ii) in whole or in part, from time to time, on or after November 15, 2023, in each case (i) and (ii), at a redemption price equal to $25,000 per share of Series G Preferred Stock (equivalent to $25.00 per Depositary Share), plus an amount equal to any accrued and unpaid dividends per share that have accrued but not been declared and paid for the then-current dividend period to, but excluding, such redemption date.

Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the dividend record date for a dividend period will not constitute a part of, or be paid to, the holder entitled to receive the redemption price on the redemption date, but rather will be paid to the holder of record of the redeemed shares on the dividend record date relating to such dividend payment date.

Holders of the shares of Series G Preferred Stock do not have the right to require the redemption or repurchase of the Series G Preferred Stock.

“Rating agency event” means that any nationally recognized statistical rating organization as defined in Section 3(a)(62) of the Exchange Act or in any successor provision thereto, that then publishes a rating for us (a “rating agency”) amends, clarifies or changes the criteria it uses to assign equity credit to securities such as the Series G Preferred Stock, which amendment, clarification or change results in:

•the shortening of the length of time the Series G Preferred Stock are assigned a particular level of equity credit by that rating agency as compared to the length of time they would have been assigned that level of equity credit by that rating agency or its predecessor on the initial issuance of the Series G Preferred Stock; or
•the lowering of the equity credit (including up to a lesser amount) assigned to the Series G Preferred Stock by that rating agency as compared to the equity credit assigned by that rating agency or its predecessor on the initial issuance of the Series G Preferred Stock.

“Regulatory capital event” means that we become subject to capital adequacy supervision by a capital regulator and the capital adequacy guidelines that apply to us as a result of being so subject set forth criteria pursuant to which the aggregate liquidation preference amount of the Series G Preferred Stock would not qualify as capital under such capital adequacy guidelines, as we may determine at any time, in our sole discretion.

“Capital regulator” means any governmental agency, instrumentality or standard-setting organization, including, but not limited to, the Federal Insurance Office (“FIO”), the National Association of Insurance Companies (“NAIC”), or any state insurance regulator, as may then have group-wide oversight of the Company’s regulatory capital.

If the Series G Preferred Stock is to be redeemed, the notice of redemption shall be given by first class mail to the holders of record of the Series G Preferred Stock to be redeemed, mailed not less than 30 days, nor more than 90 days, prior to the date fixed for redemption thereof (provided that, if the Series G Preferred Stock is held in book-entry form through DTC we may give such notice in any manner permitted by DTC). Each notice of redemption will include a statement setting forth:

•the redemption date;
•the number of shares of Series G Preferred Stock to be redeemed and, if less than all the shares of Series G Preferred Stock held by such holder are to be redeemed, the number of such shares of Series G Preferred Stock to be redeemed from such holder;
•the redemption price; and
•the place or places where holders may surrender certificates evidencing the Series G Preferred Stock for payment of the redemption price.

If notice of redemption of any Series G Preferred Stock has been given, and if the funds necessary for such redemption have been set aside by us for the benefit of the holders of any Series G Preferred Stock so called for redemption, then, from and after the redemption date, dividends will cease to accrue on such Series G Preferred Stock, and such Series G Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such Series G Preferred Stock will terminate, except the right to receive the redemption price.

In case of any redemption of only part of the Series G Preferred Stock at the time outstanding, the Series G Preferred Stock to be redeemed shall be selected either pro rata or by lot (or, in the event the Series G Preferred Stock is in the form of global securities, in accordance with the applicable procedures of DTC in compliance with then-applicable rules of the New York Stock Exchange).

If the Series G Preferred Stock is treated as “Tier 1 capital” (or a substantially similar concept) under the capital guidelines of a capital regulator at any time in the future, any redemption of the Series G Preferred Stock may be subject to our receipt of any required prior approval from the capital regulator and to the satisfaction of any conditions to our redemption of the Series G Preferred Stock set forth in those capital guidelines or any other applicable regulations of the capital regulator.

Voting Rights

Except as provided below or as otherwise required by applicable law, the holders of the Series G Preferred Stock have no voting rights.

Whenever dividends on any Series G Preferred Stock shall have not been declared and paid for the equivalent of six or more dividend payments, whether or not for consecutive dividend periods (a “Nonpayment”), the holders of such Series G Preferred Stock, voting together as a single class with holders of any and all other series of voting preferred stock (as defined below) then outstanding, will be entitled to vote for the election of a total of two additional members of our board of directors (the “Preferred Stock Directors”), provided that the election of any such directors shall not cause us to violate the corporate governance requirement of the New York Stock Exchange (or any other exchange on which our securities may be listed) that listed companies must have a majority of independent directors. In that event, the number of directors on our board of directors shall automatically increase by two, and the new directors shall be elected at a special meeting called at the request of the holders of record of at least 20% of the Series G Preferred Stock or of any other series of voting preferred stock (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, in which event such election shall be held at such next annual or special meeting of stockholders), and at each subsequent annual meeting. These voting rights will continue until dividends on the Series G Preferred Stock and any such series of voting preferred stock for at least four consecutive dividend periods following the Nonpayment shall have been fully paid.

As used herein, “voting preferred stock” means any other class or series of our preferred stock ranking equally with the Series G Preferred Stock either as to the payment of dividends or the distribution of assets upon our liquidation, dissolution or winding-up and upon which like voting rights have been conferred and are exercisable. Whether a plurality, majority or other portion of the Series G Preferred Stock and any other voting preferred stock have been voted in favor of any matter shall be determined by reference to the liquidation amounts of the Series G Preferred Stock voted.

If and when dividends for at least four consecutive dividend periods following a Nonpayment have been paid in full or declared and a sum sufficient for such payment shall have been set aside, the holders of the Series G Preferred Stock shall be divested of the foregoing voting rights (subject to revesting in the event of each subsequent Nonpayment) and, if such voting rights for all other holders of voting preferred stock have terminated, the term of office of each Preferred Stock Director so elected shall terminate and the number of directors on the board of directors shall automatically decrease by two. In determining whether dividends have been paid for four dividend periods following a Nonpayment, we may take account of any dividend we elect to pay for such a dividend period after the regular dividend payment date for that period has passed. Any Preferred Stock Director may be removed at any time without cause by the holders of record of a majority of the outstanding Series G Preferred Stock and any other shares of voting preferred stock then outstanding (voting together as a class) when they have the voting rights described above. So long as a Nonpayment shall continue, any vacancy in the office of a Preferred Stock Director (other than prior to the initial election after a Nonpayment) may be filled by the written consent of the Preferred Stock Director remaining in office, or, if none remains in office, by a vote of the holders of record of a majority of the outstanding Series G Preferred Stock and any other shares of voting preferred stock then outstanding (voting together as a class) when they have the voting rights described above. The Preferred Stock Directors shall each be entitled to one vote per director on any matter.

So long as any Series G Preferred Stock remains outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series G Preferred Stock and all other series of voting preferred stock entitled to vote thereon (voting together as a class), given in person or by proxy, either in writing or at a meeting:

•amend or alter the provisions of our Restated Certificate of Incorporation or the Certificate of Designations for the Series G Preferred Stock so as to authorize or create, or increase the authorized amount of, any class or series of stock ranking senior to the Series G Preferred Stock with respect to payment of dividends and/or the distribution of assets upon our liquidation, dissolution or winding-up;
•amend, alter or repeal the provisions of our Restated Certificate of Incorporation or the Certificate of Designations for the Series G Preferred Stock so as to materially and adversely affect the special rights, preferences, privileges and voting powers of the Series G Preferred Stock, taken as a whole; or
•consummate a binding share exchange or reclassification involving the Series G Preferred Stock or our merger or consolidation with another entity, unless in each case (i) the Series G Preferred Stock remains outstanding or, in the case of any such merger or consolidation with respect to which we are not the surviving or resulting entity, is converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (ii) such Series G Preferred Stock remaining outstanding or such preference securities, as the case may be, has such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Series G Preferred Stock immediately prior to such consummation, taken as a whole;

provided, however, that any increase in the amount of the authorized or issued Series G Preferred Stock or authorized preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock ranking equally with and/or junior to the Series G Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon our liquidation, dissolution or winding-up will not be deemed to materially and adversely affect the special rights, preferences, privileges or voting powers of the Series G Preferred Stock.

 If an amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described above would materially and adversely affect one or more, but not all, series of voting preferred stock (including the Series G Preferred Stock for this purpose), then only the series materially and adversely affected by such event and entitled to vote shall vote as a class in lieu of all series of voting preferred stock.

To the fullest extent permitted by the law, without the consent of the holders of the Series G Preferred Stock, so long as such action does not adversely affect the special rights, preferences, privileges and voting powers of the Series G Preferred Stock, taken as a whole, we may supplement any terms of the Series G Preferred Stock:

•to cure any ambiguity, or to cure, correct or supplement any provision contained in the Certificate of Designations for the Series G Preferred Stock that may be defective or inconsistent; or
•to make any provision with respect to matters or questions arising with respect to the Series G Preferred Stock that is not inconsistent with the provisions of the Certificate of Designations.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series G Preferred Stock shall have been redeemed or called for redemption upon proper notice, and sufficient funds shall have been set aside by us for the benefit of the holders of Series G Preferred Stock to effect such redemption.

Listing

The Depositary Shares are listed on the NYSE, under the symbol “HIG-PRG.”